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As filed with the Securities and Exchange Commission on June 23, 2004

REGISTRATION NO. 333-115935

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KERR-MCGEE CORPORATION
(Exact name of Registrant as specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	73-1612389 (I.R.S. Employer Identification Number)

123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102
(405) 270-1313
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

GREGORY F. PILCHER, ESQ.
SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
KERR-MCGEE CORPORATION
123 ROBERT S. KERR AVENUE
OKLAHOMA CITY, OKLAHOMA 73102
(405) 270-1313
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

COPIES TO:

 SCOTT F. SMITH, ESQ.
COVINGTON & BURLING
1330 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10019
(212-841-1000)

Approximate date of commencement of proposed sale to the public:

At such time or times after the effective date of this registration statement as the selling securityholders shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JUNE 23, 2004

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that Kerr-McGee Corporation filed with the Securities and Exchange Commission. The selling stockholders cannot sell these securities until that registration statement filed with the Securities and Exchange Commission relating to these securities becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

KERR-MCGEE CORPORATION

17,370,839 Shares

Common Stock

        This prospectus relates to the resale from time to time of up to 17,370,839 shares of our common stock issuable by us to the selling stockholders in connection with the proposed merger of Westport Resources Corporation, or Westport, with and into Kerr-McGee (Nevada) LLC, our wholly owned subsidiary. In connection with the proposed merger, we agreed to register the shares of our common stock offered by this prospectus. See "Selling Stockholders". Upon completion of the merger, the selling stockholders named in this prospectus, who are currently stockholders of Westport, will become our stockholders. See "Plan of Distribution" for a description of the manner in which shares of common stock may be offered and sold by the selling stockholders under this prospectus. If required, specific information about the terms of any offering will be set forth in a supplement to this prospectus.

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        Our common stock is listed on the New York Stock Exchange under the trading symbol "KMG." On June 22, 2004, the closing price of the common stock was $53.22 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                     ], 2004.

TABLE OF CONTENTS

About This Prospectus
Where You Can Find More Information About Us and This Offering
Forward-Looking Statements
The Company
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration or continuous offering process. Under this shelf registration process, the selling stockholders may from time to time sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that the selling stockholders may offer. A selling stockholder may be required to provide you with a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us and this Offering."

        Unless we have indicated otherwise, references in this prospectus to "Kerr-McGee," "we," "us," and "our" or similar terms are to Kerr-McGee Corporation and its consolidated subsidiaries. References in this prospectus to "$" or "dollar" are to the lawful currency of the United States.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US AND THIS OFFERING

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room in Washington, D.C. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act, to register the common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, the exhibits and the schedules to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.

        Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

        The rules of the SEC allows us to "incorporate by reference" into this prospectus information contained in other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until the offering is completed, excluding, in each case, any information furnished pursuant to Item 9 or Item 12 (or, as of and after August 23, 2004, Item 7.01 or Item 2.02) of any current report or Form 8-K:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  our Amendment No. 1 to Form 10-K on Form 10-K/A for the year ended December 31, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

  •
  our Current Reports on Form 8-K filed on January 22, 2004, January 28, 2004, February 2, 2004, February 11, 2004, February 19, 2004, March 19, 2004, March 24, 2004, April 7, 2004, April 8, 2004, April 21, 2004, April 28, 2004, May 21, 2004, May 26, 2004, May 27, 2004, June 2, 2004, June 16, 2004 and June 21, 2004.

  •
  Amendment No. 1 to Registration Statement on Form S-4 (file no. 333-114886) filed on May 18, 2004 (only with respect to the description of Kerr-McGee capital stock and the rights of Kerr-McGee stockholders contained therein).

        You may request copies of these documents (excluding exhibits, except exhibits that have been specifically incorporated by reference in this prospectus) without charge, by requesting them in writing or by telephone from us at the following address: 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary, telephone: (800) 786-2556.

        YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OR SOLICITING A PURCHASE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

FORWARD-LOOKING STATEMENTS

        We have made certain forward-looking statements in this document and in the documents referred to in this prospectus which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and on the information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results or otherwise speak to future events and may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results or performance may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Potential investors and stockholders and holders of other securities of Kerr-McGee are cautioned not to put undue reliance on any forward-looking statements. Except for our ongoing obligations to disclose material information as required by the Federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

  •
  the possibility that Kerr-McGee will be unable to fully realize the benefits it anticipates from the merger with Westport;

  •
  adverse changes in general economic conditions or in the markets served by Kerr-McGee, including changes in the prices of oil, gas, titanium dioxide pigments and other chemicals;

  •
  the success of Kerr-McGee's oil and gas exploration, development and production programs;

  •
  drilling risks;

  •
  demand for consumer products for which Kerr-McGee's businesses supply raw materials;

  •
  uncertainties about estimates of reserves or in interpreting engineering data;

  •
  the ability of Kerr-McGee to retain certain employees key to the ongoing success of the company;

  •
  the financial resources of competitors;

  •
  changes in laws and regulations, including environmental laws, or changes in the administration of such laws and regulations;

  •
  the quality of future opportunities that may be presented to or pursued by Kerr-McGee;

  •
  the ability to generate cash flows or obtain financing to fund growth and the cost of such financing;

  •
  the ability to obtain regulatory approvals;

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  the ability to complete and integrate appropriate acquisitions, strategic alliances and joint ventures;

  •
  the effect of various litigation that arise from time to time in the ordinary course of business;

  •
  the impact of weather and the occurrence of natural disasters such as fires, floods and other catastrophic events and natural disasters;

  •
  actions or inactions of third-party operators of Kerr-McGee's properties;

  •
  acts of war or terrorist activities; and

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  the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions, and trade and regulatory matters.

THE COMPANY

        We are an independent global energy and chemical company with assets of approximately $10 billion at March 31, 2004. We acquire leases and concessions and explore for, develop, produce and market crude oil and gas onshore in the United States and in the Gulf of Mexico, the United Kingdom sector of the North Sea, Southeast Asia, and other areas. Our chemical operations produce and market titanium dioxide pigment and certain other specialty chemicals.

        On April 7, 2004, we announced that we would acquire Westport, an independent energy company engaged in oil and gas production, exploitation, acquisition and exploration activities, by merging it into our wholly owned subsidiary Kerr-McGee (Nevada) LLC. In the merger, each outstanding share of Westport common stock will be cancelled and converted into the right to receive .71 shares of our common stock. As a result of the merger, the selling stockholders will receive 17,370,839 shares of our common stock, representing approximately 11.3% of our outstanding common stock after the merger. In connection with the merger, we agreed to register those shares for resale pursuant to this prospectus.

        We are a corporation organized and existing under the laws of the State of Delaware. Our principal executive office is located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

RISK FACTORS

        In addition to the matters addressed in "Forward-Looking Statements" on page 5, the information included in this prospectus and the other documents attached to or incorporated by reference in this prospectus, you should consider the following risk factors carefully in determining whether to purchase shares of our common stock.

Risks Relating to the Merger with Westport

Merger-related charges will be incurred.

        We estimate that, as a result of the merger, the combined company will incur certain severance expenses and make certain retention incentive payments in an aggregate amount of approximately $30 million. In addition, we expect to incur other merger-related expenses of approximately $30 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges. The foregoing amounts are preliminary estimates and the actual amounts may be higher or lower. Moreover, the combined company is likely to incur additional expenses in future periods in connection with the integration of Kerr-McGee's and Westport's businesses.

The integration of Kerr-McGee and Westport following the merger will present significant challenges.

        Upon consummation of the merger, the integration of the operations of Westport and of Kerr-McGee and the consolidation of such operations in Kerr-McGee will require the dedication of management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating operations and systems and personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies' businesses, which could have an adverse effect on the revenues and operating results of the combined company, at least in the near term. The failure to successfully integrate Kerr-McGee and Westport, to retain key personnel and to successfully manage the challenges presented by the integration process may result in Kerr-McGee and Westport not achieving the anticipated potential benefits of the merger.

Failure to retain key employees could adversely affect Kerr-McGee after the merger.

        The performance of Westport's business after the merger could be adversely affected if the combined company cannot retain selected key employees. As part of its retention and severance plan, Westport has implemented an employee retention program designed to help the combined company retain selected key employees for a transition period after the merger, but no assurance can be given as to whether this program will cause key employees to remain with the combined company after the transition period.

Risks Relating to Kerr-McGee's Operations After the Consummation of the Merger with Westport

Volatile product prices and markets could adversely affect results of the combined company.

        The combined company's results of operations will be highly dependent upon the prices of and demand for oil and gas and Kerr-McGee's chemical products. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Accordingly, the prices received by Kerr-McGee for its oil and gas production are dependent upon numerous factors that are beyond its control. These factors include, but are not limited to:

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  the level of ultimate consumer product demand;

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  governmental regulations and taxes;

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  commodity processing, gathering and transportation availability;

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  the price and availability of alternative fuels;

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  the level of imports and exports of oil and gas;

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  actions of the Organization of Petroleum Exporting Countries;

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  the political and economic uncertainty of foreign governments;

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  international conflicts and civil disturbances; and

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  the overall economic environment.

        Although both Kerr-McGee and Westport have entered into financial derivative transactions to hedge a portion of their future production volumes, a significant decline in prices for oil and gas could have a material adverse effect on the combined company's financial condition, results of operations and quantities of reserves recoverable on an economic basis. In addition, any such hedging activities may prevent the combined company from realizing the benefits of price increases above the levels reflected in such hedges.

        Demand for titanium dioxide is dependent on the demand for ultimate products utilizing titanium dioxide pigment. This demand is generally dependent on the condition of the economy. The profitability of Kerr-McGee's products depends on the price realized for them, the efficiency of manufacturing, and the ability to acquire feedstock at a competitive price.

Commodity price and basis differential risk management arrangements may limit the combined company's potential gains.

        Although both Kerr-McGee and Westport have hedged a portion of their future production volumes, commodity prices and basis differentials may nevertheless significantly affect the combined company's financial condition, results of operations, cash flows, and ability to borrow funds following the merger. Oil and gas prices, as well as basis differentials, are affected by several factors that the combined company will not be able to control. Prior to the merger, both Westport and Kerr-McGee attempted to manage exposure to oil and gas price volatility by entering into commodity price risk management arrangements for a portion of expected production, and attempted to manage exposure to basis differentials between delivery points by entering into basis swaps. Westport entered into hedging arrangements relating to production from its Uinta Basin properties acquired in December 2002 and its acquisition of South Texas properties in the fourth quarter of 2003. Prior to entering into the merger agreement, Kerr-McGee entered into additional financial derivative transactions relating to specified amounts of 2004, 2005 and 2006 hydrocarbon production volumes.

        Commodity price and basis differential risk management transactions may limit potential gains if oil and gas prices were to rise substantially, or basis differentials were to fall substantially, versus the price or basis differential established by the arrangements. These transactions also expose the combined company to credit risk of non-performance by the counter-parties to the transaction. In addition, commodity price and basis differential risk management transactions may limit the combined company's ability to borrow under their respective credit facilities and may expose the combined company to the risk of financial loss in certain circumstances, including instances in which:

  •
  production is less than expected;

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  there is a widening of price differentials between delivery points for our production and the delivery point assumed in non-basis hedge arrangements;

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  basis differentials tighten substantially from the prices established by these arrangements; or

  •
  the counter-parties to commodity price and basis differential risk management contracts fail to perform under terms of the contracts.

        Westport recorded a realized loss of $102.4 million related to hedge settlements in 2003 and a realized loss of $34.7 million related to hedge settlements for the three months ended March 31, 2004. Kerr-McGee recorded a realized loss of $279.2 million related to hedge settlements in 2003 and a realized loss of $61.4 million related to hedge settlements for the three months ended March 31, 2004. No estimate of future settlements or mark-to-market gains or losses is determinable as such amounts are contingent upon commodity prices at the time of settlement. The combined company may experience additional gains or losses from these activities in 2004 and thereafter. If commodity prices increase, cash settlement costs will also increase. In addition, certain of the combined company's commodity price risk management arrangements will require it to deliver cash collateral or other assurances of performance to the counter-parties in the event that payment obligations with respect to commodity price risk management transactions exceed certain levels. As of March 31, 2004, Westport had $89.2 million of letters of credit and Kerr-McGee had no letters of credit outstanding for this purpose.

The combined company's debt may limit its financial flexibility.

        On a pro forma basis, the combined company had total long-term debt of approximately $4.0 billion as of March 31, 2004. The combined company may incur debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company's debt could have several important effects on future operations, including, among others:

  •
  a portion of the combined company's cash flow from operations will be applied to the payment of principal and interest on the debt and will not be available for other purposes;

  •
  credit-rating agencies have changed their ratings of Kerr-McGee's and Westport's debt in the past and may do so again in the future with respect to the combined company, which can either negatively or positively affect the costs, terms and conditions and availability of financing;

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  covenants contained in the combined company's existing and future debt arrangements will require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

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  the combined company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

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  the combined company may be at a competitive disadvantage to similar companies that have less debt; and

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  the combined company's vulnerability to adverse economic and industry conditions may increase.

Failure to fund continued capital expenditures could adversely affect results of the combined company.

        The combined company will be required to expend capital necessary to replace its reserves and to maintain or increase production levels. Kerr-McGee and Westport expect that the combined company will continue to make capital expenditures for the acquisition, exploration and development of oil and gas reserves, as well as capital expenditures necessary for maintaining and growing its chemicals production capacity. Historically, Kerr-McGee has financed these expenditures primarily with cash flow from operations and proceeds from debt and equity financings, asset sales and sales of interests in foreign concessions. Kerr-McGee believes that, after considering the amount of the combined company's debt, the combined company will have sufficient cash flow from operations, available drawings under its credit facilities and other debt financings to fund capital expenditures. However, if the combined company's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing or other sources of capital will be available to meet these requirements. Should the industries in which the combined company operates experience price declines or other adverse market conditions, the combined company may not be able to generate sufficient cash flow from operations to meet its obligations and fund planned capital expenditures. If the combined company is not able to fund its capital expenditures, its interests in some of its properties may be reduced or forfeited and its future cash generation may be materially adversely affected as a result of the failure to find and develop reserves.

The combined company's business will involve many operating risks that may result in substantial losses. Insurance may be unavailable or inadequate to protect the combined company against these risks.

        The combined company's operations will be subject to hazards and risks inherent in drilling for, producing and transporting oil and gas, as well as in producing chemicals, such as:

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  fires;

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  natural disasters;

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  explosions;

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  formations with abnormal pressures;

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  marine risks such as currents, capsizing, collisions and hurricanes;

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  adverse weather conditions;

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  casing collapses, separations or other failures, including cement failure;

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  embedded oilfield drilling and service tools;

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  uncontrollable flows of underground gas, oil and formation water;

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  surface cratering;

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  pipeline ruptures;

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  failure of chemical plant equipment; and

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  environmental hazards such as gas leaks, chemical leaks, oil spills and discharges of toxic gases.

        Any of these risks can cause substantial losses resulting from:

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  injury or loss of life;

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  damage to and destruction of property, natural resources and equipment;

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  pollution and other environmental damage;

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  regulatory investigations and penalties;

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  suspension of operations; and

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  repair and remediation costs.

        As protection against operating hazards, the combined company will maintain insurance coverage against some, but not all, potential losses. However, losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm the combined company's financial condition and results of operations.

Oil and gas exploration, development and production operations involve substantial capital costs and are subject to various economic risks.

        Kerr-McGee's and Westport's oil and gas operations are, and the combined company's operations will be, subject to the economic risks typically associated with exploration, development and production activities. In conducting exploration activities, unanticipated pressure or irregularities in formations, miscalculations or accidents may cause exploration activities to be unsuccessful, and even where oil and gas are discovered it may not be possible to produce or market the hydrocarbons on an economically viable basis. Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which may be beyond the combined company's control, including unexpected drilling conditions, title problems, weather conditions, compliance with environmental and other governmental requirements and shortages or delays in the delivery of equipment and services. The occurrence of any of these or similar events could result in a total loss of investment in a particular property. If exploration efforts in a field are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs would be charged against earnings as impairments.

        The combined company will rely to a significant extent on seismic data and other advanced technologies in conducting its exploration activities. Even when used and properly interpreted, seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. However, such data is not conclusive in determining whether hydrocarbons are present or economically producible. The use of seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies, and the combined company could incur losses as a result of these expenditures.

There are special risks associated with offshore exploration, development and production, particularly deepwater drilling, as well as exploration and production in the Gulf of Mexico.

        While all drilling, whether developmental or exploratory, involves the risks described above under "—Oil and gas exploration, development and production operations involve substantial capital costs and are subject to various economic risks," exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons. As a part of its strategy, the combined company will explore for oil and gas offshore, often in deep water or at deep drilling depths, where operations are more difficult and costly than on land or than at shallower depths and in shallower waters. Deepwater operations (water depths greater than 1,000 feet) generally require a significant amount of time between a discovery and the time that the combined company will be able to produce and market the oil or gas, increasing both the operational and financial risks associated with these activities. In addition, because a significant percentage of the combined company's capital budget will be devoted to higher-risk exploratory projects, it is likely that the combined company will continue to experience significant exploration and dry hole expenses.

        The combined company will explore extensively in the Gulf of Mexico. Production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the world. As a result, in the first few years of production from properties in the Gulf of Mexico a relatively higher percentage of reserves is recovered. Because of this, the combined company's reserve replacement needs from new prospects may be greater in the Gulf of Mexico than for its operations elsewhere. Also, the combined company's revenues and return on capital will depend significantly on prices prevailing during these relatively short production periods.

Kerr-McGee operates in foreign countries and the combined company will be subject to political, economic and other uncertainties.

        The combined company will conduct significant operations in foreign countries and may expand its foreign operations in the future. Operations in foreign countries are subject to political, economic and other uncertainties, including:

  •
  the risk of war, acts of terrorism, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

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  taxation policies, including royalty and tax increases and retroactive tax claims;

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  exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over the combined company's international operations;

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  exposure to movements in foreign currency exchange rates, because the U.S. dollar will be the functional currency for the combined company's international operations, except for the combined company's European chemical operations, for which the euro will be the functional currency;

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  laws and policies of the United States affecting foreign trade, taxation and investment; and

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  the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

        Foreign countries have occasionally asserted rights to land, including oil and gas properties, through border disputes. If a country claims superior rights to oil and gas leases or concessions granted to Kerr-McGee by another country, the combined company's interests could be lost or could decrease in value. Various regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. This could harm the combined company's interests. Kerr-McGee seeks to manage these risks by, among other things, concentrating its international exploration efforts in areas where Kerr-McGee believes that the existing government is stable and favorably disposed towards United States exploration and production companies.

The combined company cannot control activities on properties it does not operate and may have limited ability to influence operations on such properties to control associated costs.

        Other companies operate about 20% of the combined company's proved reserves as of December 31, 2003 and the combined company has limited ability to exercise influence over operations for these properties or their associated costs. The combined company's dependence on the operator and other working interest owners for these projects and the combined company's limited ability to influence operations and associated costs could prevent the realization of the combined company's targeted returns on capital in drilling or acquisition activities. The success and timing of drilling and exploitation activities on properties operated by others, therefore, depend upon a number of factors that will be outside the combined company's control, including:

  •
  timing and amount of capital expenditures;

  •
  the operator's expertise and financial resources;

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  approval of other participants in drilling wells; and

  •
  selection of technology.

Failure to replace reserves may negatively affect the combined company's business.

        The future success of the combined company's oil and gas business depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Proved reserves decline when reserves are produced, unless successful exploration or development activities are conducted or properties containing proved reserves are acquired, or both. The combined company may not be able to find, develop or acquire additional reserves on an economic basis.

Reported oil and gas reserve data and future net revenue estimates are inherently uncertain, and any material inaccuracies in the reserve estimates or assumptions underlying reserve estimates could cause the quantities and net present value of Kerr-McGee's or Westport's reserves to be overstated.

        Kerr-McGee's estimates of proved oil and gas reserves and projected future net revenue are based on internal reserve data prepared by Kerr-McGee and have not been audited by independent consulting petroleum engineers. Westport's estimates of proved oil and gas reserves and projected future net revenue are based on reserve reports prepared by Westport and on the reports of or audits performed by independent consulting petroleum engineers that Westport hires for that purpose.

        Estimates of oil and gas reserves are projections based on engineering data, projected future rates of production and the timing of future expenditures. There are numerous uncertainties inherent in making these estimations, including many factors beyond the control of Kerr-McGee and Westport that could cause the quantities and net present value of their respective reserves (and those of the combined company) to be overstated. Reserve engineering is not an exact science and requires substantial judgment, resulting in imprecise determinations, particularly for new discoveries. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, any of which may cause these estimates to vary considerably from actual results, such as:

  •
  historical production from a particular area compared with production from other producing areas;

  •
  assumed effects of regulation by governmental agencies;

  •
  assumptions concerning future oil and gas prices, future operating and abandonment costs and capital expenditures; and

  •
  estimates of future severance and excise taxes and workover and remedial costs.

        Estimates of reserves based on risk of recovery and estimates of expected future net cash flows prepared or audited by different engineers using the same data, or by the same engineers at different times, may vary substantially. Actual production, revenues and expenditures with respect to each company's reserves will likely vary from estimates, and the variance may be material. The net present values referred to in this prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to either company's properties. In accordance with requirements of the SEC, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. A number of companies in the oil and gas industry have recently written down their reserve estimates following internal reviews or review by the SEC. Write-downs of reserve estimates included in either company's reserve reports, or future performance that deviates significantly from those reports, could have a material adverse effect on the combined company's financial position and results of operations.

The combined company will be subject to complex laws and regulations, including environmental and safety regulations, that can adversely affect the cost, manner or feasibility of doing business.

        The combined company's operations and facilities will be subject to certain federal, state, tribal and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and gas, and the production of chemicals, as well as environmental and safety matters. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations, inability to obtain necessary regulatory approvals, or a failure to comply with existing legal requirements may harm the combined company's business, results of operations and financial condition. The combined company may be required to make large and unanticipated capital expenditures to comply with environmental and other governmental regulations, such as:

  •
  land use restrictions;

  •
  drilling bonds, performance bonds and other financial responsibility requirements;

  •
  spacing of wells;

  •
  unitization and pooling of properties;

  •
  habitat and endangered species protection, reclamation and remediation, and other environmental protection;

  •
  protection and preservation of historic, archaeological and cultural resources;

  •
  safety precautions;

  •
  regulations governing the operation of chemical manufacturing facilities;

  •
  regulation of discharges, emissions, disposal and waste-related permits;

  •
  operational reporting; and

  •
  taxation.

        Under these laws and regulations, the combined company could be liable for:

  •
  personal injuries;

  •
  property and natural resource damages;

  •
  oil spills and releases or discharges of hazardous materials;

  •
  well reclamation costs;

  •
  remediation and clean-up costs and other governmental sanctions, such as fines and penalties; and

  •
  other environmental damages.

        In addition, the combined company's operations and activities on tribal lands may be subject to tribal jurisdiction. Indian tribes have previously challenged the validity of some of the Uinta Basin property interests covered by certain of Westport's oil and gas leases. Although these issues were settled as a result of litigation, claims of this nature may be asserted in the future. If such claims are successful, the combined company might not be able to continue to produce hydrocarbons from or develop and exploit assets subject to such claims, which could adversely affect the combined company's business and profitability.

        The combined company's operations could be significantly delayed or curtailed and its costs of operations could significantly increase beyond those anticipated as a result of regulatory requirements or restrictions. Neither Kerr-McGee nor Westport is able to predict the ultimate cost of compliance with these requirements or their effect on the combined company's operations.

Costs of environmental liabilities and regulation could exceed estimates.

        Kerr-McGee and/or its subsidiaries are and the combined company and/or its subsidiaries may become parties to a number of legal and administrative proceedings involving environmental and/or other matters pending in various courts or agencies. These currently include proceedings associated with facilities currently or previously owned, operated or used by Kerr-McGee, its subsidiaries and/or its predecessors, and include claims for personal injuries, property damages, injury to the environment, including natural resource damages, and non-compliance with permits. The combined company's current and former operations will also involve management of regulated materials that are subject to various environmental laws and regulations. These laws and regulations will obligate the combined company and/or its subsidiaries to clean up various sites at which petroleum and other hydrocarbons, chemicals, low-level radioactive substances and/or other materials have been disposed of or released. Some of these sites have been designated Superfund sites by the Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.

        It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental and legal matters and other contingencies because:

  •
  some sites are in the early stages of investigation, and other sites may be identified in the future;

  •
  cleanup requirements are difficult to predict at sites where remedial investigations have not been completed or final decisions have not been made regarding cleanup requirements, technologies or other factors that bear on cleanup costs;

  •
  environmental laws frequently impose joint and several liability on all potentially responsible parties, and it can be difficult to determine the number and financial condition of other potentially responsible parties and their share of responsibility for cleanup costs; and

  •
  environmental laws and regulations and enforcement policies are continually changing, and court proceedings are inherently uncertain.

        Although management of Kerr-McGee believes that it has established appropriate reserves for cleanup costs, due to these uncertainties costs may be higher than anticipated and the combined company could be required to make additional reserves in the future.

The combined company's oil and gas marketing activities may expose it to claims from royalty owners.

        In addition to marketing its oil and gas production, the combined company's marketing activities generally include marketing oil and gas production for royalty owners. Over the past several years, royalty owners have commenced litigation against a number of companies in the oil and gas production business claiming that amounts paid for production attributable to the royalty owners' interest violated the terms of the applicable leases and laws in various respects, including the value of production sold, permissibility of deductions taken and accuracy of quantities measured. The combined company could be required to make payments as a result of such litigation, and the combined company's costs relating to the marketing of oil and gas may increase as new cases are decided and the law in this area continues to develop.

The combined company will be subject to lawsuits and claims.

        A number of lawsuits and claims are pending separately against Kerr-McGee and Westport, some of which seek large amounts of damages. Although management of each company believes that none of the lawsuits or claims pending against their respective companies will have a material adverse effect on the combined company's financial condition or liquidity, litigation is inherently uncertain, and the lawsuits and claims could have a material adverse effect on the combined company's results of operations for the accounting period or periods in which one or more of them might be resolved adversely.

Competition is intense, and competitors with greater financial, technological and other resources than the combined company may make it difficult for the combined company to effectively compete in the exploration and production of oil and gas and titanium dioxide pigment businesses.

        The oil and gas exploration and production business and the titanium dioxide pigment business are each highly competitive. The merger is expected to make the combined company the fifth largest independent oil and gas exploration and production company in the United States, based on combined proved reserves of approximately 1.3 billion barrels of oil equivalent as of December 31, 2003. In addition to competing with other independent oil and gas producers (i.e., companies not engaged in petroleum refining and marketing operations), the combined company will compete with large, integrated, multinational oil and gas companies. Many of the combined company's competitors, especially such large multinational oil and gas companies, have substantially larger financial and technical resources, staffs and facilities than Kerr-McGee and Westport, which will test the combined company's ability to compete with them.

        The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. The combined company's exploration and production business will face intense competition from major and independent oil and gas companies in each of the following areas:

  •
  seeking to acquire desirable producing properties or new leases for future exploration;

  •
  marketing its oil and gas production;

  •
  integrating new technologies; and

  •
  acquiring the personnel, equipment and expertise necessary to develop and operate its properties.

        Companies with financial, technological and other resources substantially greater than those of the combined company may be able to pay more for exploratory prospects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than the combined company's financial or human resources will support. Competitors may also enjoy technological advantages over the combined company and may be able to implement new technologies more rapidly. The combined company's ability to explore for oil and gas and to acquire additional properties in the future will depend upon its ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

        In the chemicals business, Kerr-McGee competes, and the combined company will compete, with other chemical companies, some of which have greater financial resources, staffs and facilities than Kerr-McGee or, following the merger, those of the combined company. These resources may give Kerr-McGee's competitors and, following the merger, the combined company's competitors, an advantage when responding to market conditions and capitalizing on operating efficiencies.

USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds of the shares of Kerr-McGee common stock registered for sale hereby. We will not receive any of the proceeds from the resale of any of these securities.

        The selling stockholders will pay any underwriting fees or discounts, and any fees and expenses of counsel retained by them, incurred in connection with the distribution of the shares pursuant to this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

        Upon completion of the proposed merger of Westport with and into our wholly owned subsidiary Kerr-McGee (Nevada) LLC, each outstanding share of Westport common stock will be cancelled and converted into the right to receive .71 shares of our common stock. As a result of the merger, the selling stockholders will receive 17,370,839 shares of our common stock. In connection with the merger, we agreed to register the shares to be issued to the selling stockholders for resale by such selling stockholders from time to time pursuant to this prospectus. The registration of these shares does not necessarily mean that the selling stockholders will sell any or all of the shares. Since the selling stockholders may sell all, some or none of the offered shares, no estimate can be made of the number of offered shares that will be sold by them or that will be owned by them upon completion of the offering.

        The following table sets forth (1) the number of shares of Kerr-McGee common stock that will be beneficially owned by each of the selling stockholders immediately following the merger of Westport with and into Kerr-McGee (Nevada) LLC, our wholly owned subsidiary; (2) the percentage of outstanding shares of Kerr-McGee common stock represented by that number of shares; and (3) the number of shares of Kerr-McGee common stock registered for sale hereby.

Selling Stockholders	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares Owned(1)	Number of Shares Registered Hereby(2)
Westport Energy, LLC	2,298,980	1.5%	2,298,980
Medicor Foundation	6,887,000	4.5%	6,887,000
EQT Holdings Company, LLC(3)	8,184,859	5.3%	8,184,859

Total	17,370,839	11.3%	17,370,839

(1)
Based on 102,520,497 shares of Kerr-McGee common stock outstanding as of the close of business on June 22, 2004 and the 50,872,845 shares of common stock expected to be issued in the merger. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares; it does not, however, constitute an admission of beneficial ownership by the selling stockholders. To our knowledge, each selling stockholder has sole voting and investment power with respect to its shares of common stock.

(2)
The registration statement of which this prospectus forms a part will also cover any additional shares of Kerr-McGee common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transactions.

(3)
EQT Holdings Company, LLC, referred to as EQT Holdings, is an indirect, wholly-owned subsidiary of Equitable Resources, Inc. Effective May 18, 2004, EQT Investments, LLC, another indirect, wholly-owned subsidiary of Equitable Resources, Inc., transferred all of the shares of Westport common stock it held to EQT Holdings. EQT Holdings is the successor by assignment of all of the rights and obligations of EQT Investments, LLC under the registration rights agreement referred to below. Equitable Resources, Inc. disclaims beneficial ownership of the shares of Westport common stock held by EQT Holdings and the shares of Kerr-McGee common stock that EQT Holdings will receive in the merger of Westport and Kerr-McGee (Nevada) LLC.

        Prior to the merger, nominees of each of EQT Holdings and Medicor Foundation were directors on the Board of Directors of Westport. To our knowledge, other than their ownership of the securities described in the above table, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

        In connection with the proposed merger, we and the selling stockholders entered into a registration rights agreement, dated as of April 6, 2004, pursuant to which we agreed to file the registration statement of which this prospectus is a part and to use our reasonable efforts to cause the registration statement to be declared effective by the SEC at the effective time of the merger or as soon as practicable thereafter. We also agreed to use our reasonable efforts to cause the registration statement to remain effective until the earlier to occur of (1) subject to the next sentence, the first anniversary of the effectiveness of the registration statement and (2) disposition of all shares covered by the registration statement in accordance with the intended methods of distribution of such shares by the selling stockholders. With respect to an offering for which we have received notice by a selling stockholder (in accordance with the time and manner requirements set forth in the registration rights agreement) relating to the specific method of distribution of the securities included in such offering, we have agreed to use our reasonable efforts to cause the registration statement to remain effective for such period (longer than one year but not to exceed five years after effectiveness of the registration statement) as in the opinion of counsel for any underwriters a prospectus is required by law to be delivered in connection with such offering by an underwriter or dealer with respect to those securities. Subject to the terms and conditions of the registration rights agreement, each of the selling stockholders (other than Westport Energy, LLC) may request that up to one offering pursuant to this prospectus be underwritten. We may suspend the use of this prospectus by the selling stockholders under certain circumstances specified in the registration rights agreement.

PLAN OF DISTRIBUTION

        We are registering for sale by the selling stockholders from time to time 17,370,839 shares of our common stock pursuant to the terms of the registration rights agreement we entered into with such selling stockholders as of April 6, 2004, in connection with the proposed merger of Westport with and into our wholly owned subsidiary Kerr-McGee (Nevada) LLC. See "Selling Stockholders."

        The selling stockholders may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling stockholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

        The term "selling stockholder" includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, assignment, partnership distribution or other transfer.

        The selling stockholders will act independently of us and each other in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell or exchange the shares of common stock covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

  •
  on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in privately negotiated transactions;

  •
  through broker-dealers, who may act as agents or principals;

  •
  through sales "at the market" to or through a market-maker;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  in options transactions;

  •
  over the internet; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        In addition, the selling stockholders may sell any shares covered by this prospectus in private transactions or under Rules 145 and 144 under the Securities Act rather than pursuant to this prospectus.

        If the shares of common stock are sold to or through underwriters, the underwriters will acquire the shares for their own account and the shares may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at varying prices determined at the time of sale. The shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly or by one or more underwriters. Unless the prospectus supplement provides otherwise, the obligations of the underwriters to purchase the shares will be subject to certain conditions. If the selling stockholders use dealers in the sale of the shares, the selling stockholders will sell the shares to the dealers as principals, who may then resell those shares to the public at varying prices determined by the dealers at the time of resale. If the selling stockholders sell the securities through agents, any agent will agree to use its reasonable best efforts to solicit purchasers for the period of its appointment as an agent, unless the prospectus supplement provides otherwise. Finally, if the selling stockholders sell the common stock directly, no underwriters, dealers or agents would be involved.

        In connection with the sale of shares covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any discounts or concessions allowed or disallowed or paid to dealers may be changed at different times. Any underwriters, broker-dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters"

within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.

        In connection with the distribution of the shares covered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our common stock short and deliver the shares offered by this prospectus to close out its short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders also may from time to time pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged common shares from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the name(s) of the selling stockholder(s), the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

        In order to comply with the securities laws of certain states, if applicable, the shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

        We have agreed to pay all expenses incident to the registration of the shares covered by this prospectus, other than underwriting fees or discounts and fees and expenses of counsel incurred by the selling stockholders, and have agreed to indemnify the selling stockholders, their controlling persons and their respective officers and directors against certain losses, claims, damages, liabilities (or actions or proceedings in respect thereof) and expenses arising under the securities laws in connection with this offering. The selling stockholders have agreed, severally and not jointly, to indemnify us, our officers and directors and our controlling persons, against certain losses, claims, damages, liabilities (or actions or proceedings in respect thereof) and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholders for inclusion in the registration statement of which this prospectus is a part (and up to the amount of the net proceeds received by the selling stockholder from sales of the shares giving rise to such obligations).

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Covington & Burling, New York, New York.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated financial statements of Westport Resources Corporation as of December 31, 2003 and 2002, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements refers to a change in the method of accounting for asset retirement obligations in 2003, and a change in the method of accounting for derivative instruments and hedging activities in 2001.

        The estimated quantities of Westport's oil and gas reserves and the net present value of such reserves as of December 31, 2003 that are incorporated in this prospectus by reference to the audited consolidated financial statements of Westport included in Kerr-McGee's Current Report on Form 8-K dated June 21, 2004 are based upon reserve reports prepared by Ryder Scott Company, L.P., referred to as Ryder Scott, Netherland, Sewell & Associates, Inc., referred to as Netherland Sewell, and Westport's engineering staff. The Ryder Scott report covered 71% of the total net present value of estimates of total proved reserves, the Netherland Sewell report covered 16% of the total net present value of estimates of total proved reserves and the internally generated report covered the remaining 13% of the total net present value of estimates of total proved reserves. Estimates of total proved reserves at December 31, 2002 were prepared by Ryder Scott and Westport's engineering staff. Ryder Scott reports covered 81% of the total net present value of estimates of total proved reserves, preparing 58% and auditing 23%. The internally generated report covered the remaining 19% of total net present value of estimates of total proved reserves. At December 31, 2001, Ryder Scott audited 87% of the total net present value of estimates of total reserves and the remaining 13% of total net present value of estimates of total proved reserves was unaudited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by Kerr-McGee in connection with resales of the securities being registered. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

SEC Registration Statement Filing Fee	$110,947
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses	$32,500
Printing Fees	$380
Miscellaneous	$5,000

Total	$178,827

Item 15. Indemnification of Directors and Officers.

        Article Seventh of the Amended and Restated Certificate of Incorporation of the registrant and Article XXII of the Amended and Restated ByLaws of the registrant, provide for indemnification of officers, directors and employees of the registrant to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, the registrant generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement vote of stockholders or disinterested directors, or otherwise.

        Article Seventh of the Amended and Restated Certificate of Incorporation of the registrant contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law, limiting the personal monetary liability of directors for breach of fiduciary duty as a director. The Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law provide that such provision does not eliminate or limit liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit.

        The above discussion of the registrant's Amended and Restated Certificate of Incorporation, Amended and Restated ByLaws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by the registrant's Amended and Restated Certificate of Incorporation, Amended and Restated ByLaws and the Delaware General Corporation Law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, referred to as the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

        See Exhibit Index

Item 17. Undertakings

A.
The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.
That undersigned registrant hereby undertakes that:

          (1)   For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on June 23, 2004.

By:	/s/ GREGORY F. PILCHER Gregory F. Pilcher Senior Vice President, General Counsel and Secretary

* * * *

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date included.

Signature	Title	Date
* Luke R. Corbett	Chairman of the Board, Chief Executive Officer and Director	June 23, 2004
/s/ ROBERT M. WOHLEBER Robert M. Wohleber	Senior Vice President and Chief Financial Officer	June 23, 2004
/s/ JOHN M. RAUH John M. Rauh	Vice President, Controller and Chief Accounting Officer	June 23, 2004
* William E. Bradford	Director	June 23, 2004
* Sylvia A. Earle	Director	June 23, 2004
* David C. Genever-Watling	Director	June 23, 2004
* Martin C. Jischke	Director	June 23, 2004
* Leroy C. Richie	Director	June 23, 2004
* Matthew R. Simmons	Director	June 23, 2004
* Farah M. Walters	Director	June 23, 2004
* Ian L. White-Thomson	Director	June 23, 2004

By	/s/ JOHN M. RAUH John M. Rauh
*
John M. Rauh hereby signs this registration statement on June 23, 2004, on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney filed as an exhibit to this registration statement.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among the Registrant, Merger Sub and Westport, filed as Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated April 8, 2004 and incorporated herein by reference.
3.1
Amended and Restated Certificate of Incorporation of the Registrant, filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-4 dated June 28, 2001 and incorporated herein by reference.
3.2	Amended and Restated ByLaws of the Registrant, filed as Exhibit 3.2 to the Registrant's annual report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference.
4.1
Rights Agreement, dated as of July 26, 2001, by and between the Registrant and UMB Bank, N.A., filed as Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A filed on July 27, 2001, and incorporated herein by reference.
4.2
First Amendment to Rights Agreement, dated as of July 30, 2001, by and between the Registrant and UMB Bank, N.A., filed as Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A/A filed on August 1, 2001, and incorporated herein by reference.
4.6
Kerr-McGee Corporation Direct Purchase and Dividend Reinvestment Plan filed on September 9, 2001, pursuant to Rule 424(b)(2) of the Securities Act of 1933 as the Prospectus Supplement to the Prospectus dated August 31, 2001, and incorporated herein by reference.
*5.1	Opinion of Covington & Burling regarding the legality of the shares of Registrant common stock to be registered under this Registration Statement.
10.1
Voting Agreement among Registrant, Belfer Corp., Renee Holdings Partnership, L.P., Vantz Limited Partnership, LDB Two Corp., Belfer Two Corp., and Liz Partners, L.P., filed as Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated April 8, 2004 and incorporated herein by reference.
10.2	Voting Agreement among Registrant and EQT Investments, LLC, filed as Exhibit 99.3 to the Registrant's Current Report on Form 8-K dated April 8, 2004 and incorporated herein by reference.
10.3	Voting Agreement among Registrant and Medicor Foundation, filed as Exhibit 99.4 to the Registrant's Current Report on Form 8-K dated April 8, 2004 and incorporated herein by reference.
10.4	Voting Agreement among Registrant and Westport Energy LLC, filed as Exhibit 99.5 to the Registrant's Current Report on Form 8-K dated April 8, 2004 and incorporated herein by reference.
10.5	Voting Agreement among Registrant and Donald D. Wolf, filed as Exhibit 99.6 to the Registrant's Current Report on Form 8-K dated April 8, 2004 and incorporated herein by reference.
10.6
Registration Rights Agreement among Registrant, Westport Energy LLC, Medicor Foundation, and EQT Investments, LLC, filed as Exhibit 99.7 to the Registrant's Current Report on Form 8-K dated April 8, 2004 and incorporated herein by reference.
10.7
Assignment and Assumption Agreement dated as of May 18, 2004 by and between EQT Investments, LLC, and EQT Holdings Company, LLC, and the Consent of Kerr-McGee Corporation to the assignment of the Voting Agreement thereby.

23.1	Consent of Ernst & Young LLP.
*23.2	Consent of KPMG LLP.
23.3	Consent of Ryder Scott Company, L.P., filed as Exhibit 23.2 to Form 8-K filed June 21, 2004 incorporated herein by reference.
23.4	Consent of Netherland, Sewell & Associates, Inc., filed as Exhibit 23.3 to Form 8-K filed June 21, 2004 and incorporated herein by reference.
*23.5	Consent of Covington & Burling (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney for Luke R. Corbett.
24.2	Power of Attorney for William E. Bradford.
24.3	Power of Attorney for Sylvia A. Earle.
24.4	Power of Attorney for David C. Genever-Watling.
24.5	Power of Attorney for Martin C. Jischke.
24.6	Power of Attorney for Leroy C. Richie.
24.7	Power of Attorney for Matthew R. Simmons.
24.8	Power of Attorney for Farah M. Walters.
24.9	Power of Attorney for Ian L. White-Thomson

*
Filed herewith; all other exhibits previously filed.